Exhibit 17.5

October 28, 2019

Chardan Healthcare Acquisition Corp.

17 State Street, Floor 21

New York, NY 10004

Attn: Board of Directors

Re:	Resignation

To the Board of Directors of
Chardan Healthcare Acquisition Corp.

I hereby resign as Director of Chardan Healthcare Acquisition Corp. (the “Company”), effective as of the date hereof.

Very truly yours,

/s/ Eric Kusseluk M.D.